UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of

THE SECURITIES EXCHANGE ACT OF 1934

GOLD RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	84-1473173
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

222 Milwaukee Street, Suite 301, Denver, Colorado 80206
 (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common stock, $0.001 par value per share	NYSE Amex LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                   (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  N/A

Item 1.   Description of Registrant’s Securities to be Registered.

    The following discussion summarizes the rights and privileges of our common stock to be registered.

    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors.  Cumulative voting for directors is not permitted.  Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible.  All outstanding common stock is, and all common stock offered hereby will be, when issued and paid for, fully paid and nonassessable.  The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

    Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company.  However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

    The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds, subject to the preferential rights of the holders of any outstanding preferred stock.  Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to distribution rights, if any, of any series of outstanding preferred stock.

Item 2.  Exhibits.

    Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed as part of this registration statement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereto duly authorized.

GOLD RESOURCE CORPORATION

Date: August 25, 2010	By:	/s/ William W. Reid
William W. Reid, Chief Executive Officer

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